HECO Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Hawaiian Electric Company, Inc.:

We consent to incorporation by reference in Registration Statement Nos. 333-111073, 333-111073-01, 333-111073-02, and 333-111073-03 on Form S-3 of Hawaiian Electric Company, Inc., Hawaii Electric Light Company, Inc., Maui Electric Company, Limited, and HECO Capital Trust III, respectively, of our reports dated February 20, 2009, with respect to the consolidated balance sheets and consolidated statements of capitalization of Hawaiian Electric Company, Inc. and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of income, retained earnings, changes in common stock equity, and cash flows for each of the years in the three-year period ended December 31, 2008 and the effectiveness of internal control over financial reporting as of December 31, 2008, and our report dated February 20, 2009 on the related financial statement schedules, which reports are incorporated by reference and appear, respectively, in the 2008 annual report on Form 10-K of Hawaiian Electric Industries, Inc.

Our reports refer to the adoption of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, in 2007.

/s/ KPMG LLP

Honolulu, Hawaii

February 27, 2009